Trust Fund/SERV Agreement

This Agreement entered into by and between the financial institution executing this Agreement (“Trust Entity”) and JPMorgan Distribution Services, Inc. (“Fund Agent”).

As used in this Agreement, the following terms shall have the following meanings, unless a different meaning is clearly required by the contexts:

Fund Company shall mean the open-end investment companies for which the Fund Agent serves as principal underwriter, distributor and shareholder servicing agent.

Client-shareholders shall mean those clients of the Trust Entity who have entered into agreements with the Trust Entity and who maintain an interest in an account with the Funds (defined below).

Trust Entity shall mean (i) a trust company, (ii) a trust department of a commercial bank, or (iii) an entity performing services for a trust on behalf of the Client-shareholders.

Fund Agent is the principal underwriter, distributor and shareholder servicing agent for each series of Fund Company (individually, a “Fund”; collectively, the “Funds”).

WHEREAS, the Trust Entity, possesses the authority to act on behalf of its Client-shareholders;

WHEREAS, the parties to this Agreement desire to participate in the programs offered by the Depository Trust Clearing Corporation (“DTCC”) which provide (a) an automated process whereby shareholder purchases and redemptions, exchanges and ACAT transactions of mutual funds shares are executed through DTCC’s Mutual Fund Settlement Entry and Registration Verification system or its Defined Contribution Clearing and Settlement service (“Fund/SERV”) and (b) a centralized and standardized communication system for the exchange of customer-level information and account activity through the DTCC Networking and Trust Networking systems (“Networking”);

WHEREAS, the Trust Entity and the Fund Agent are members of the DTCC or otherwise have access to Fund/SERV and Networking;

WHEREAS, this Agreement shall inure to the benefit of and shall be binding upon the undersigned;

NOW, THEREFORE, in consideration of the mutual covenants herein contained, which consideration is full and complete, the Fund Agent and the Trust Entity hereby agree as follows:

I.  OBLIGATIONS OF THE FUND AGENT

1.

Transactions Subject to Fund/SERV.  On each “Business Day” (as that term is defined in a Fund’s prospectus) on which the Fund determines its per share net asset values, the Fund Agent or its designee shall accept and effect changes in its records upon receipt of purchase, redemption, exchanges, account transfers and registration instructions from the Trust Entity electronically through Fund/SERV (“Instructions”) without supporting documentation from the Client-shareholder.  On each Business Day, the Fund Agent or its designee shall accept for processing any Instructions from the Trust Entity and shall process such Instructions in a timely manner.

2.

Performance of Duties.  The Fund Agent or its designee shall perform any and all duties, functions, procedures and responsibilities assigned to it under this Agreement and as otherwise established by the DTCC.  The Fund Agent or its designee shall maintain facilities, equipment and skilled personnel sufficient to perform the foregoing activities and to otherwise comply with the terms of this Agreement.  The Fund Agent or its designee shall conduct each of the foregoing activities in a competent manner and in compliance with: (a) all applicable laws, rules and regulations, including DTCC rules and procedures relating to Fund/SERV;  (b) the then current prospectuses and statements of additional information of the Funds (the “Prospectus”); and (c) any provision relating to Fund/SERV in any agreement between the Fund Company and the Fund Agent that would affect the Fund Agent’s duties and obligatio ns pursuant to this Agreement.

3.

Accuracy of Information, Transmissions Through, and Access to Fund/SERV.  Confirmed trades and any other information provided by the Fund Agent or its designee to the Trust Entity through Fund/SERV and pursuant to this Agreement shall be accurate, complete and in the format prescribed by the DTCC.  The Fund Agent shall adopt, implement and maintain procedures reasonably designed to ensure the accuracy of all transmissions through Fund/SERV and to limit the access to, and the inputting of data into, Fund/SERV to persons specifically authorized by the Fund Agent.

4.

Notice of Prospectus and Statement of Additional Information Revisions.  The Fund Agent shall provide the Trust Entity with reasonable notice of any material revisions to the Funds' prospectuses and statements of additional information as are necessary to enable the Trust Entity to fulfill its obligations under this Agreement.

II.  OBLIGATIONS OF THE TRUST ENTITY

1.

Transactions Subject to Fund/SERV.  Trust Entity certifies that all Instructions delivered to the Fund Agent on any Business Day shall have been received by the Trust Entity or its designee from the Client-shareholder by the earlier of the close of trading on the New York Stock Exchange or the close of a Fund (generally 4:00 p.m. Eastern Time (“ET”)) (the “Close of Trading”) on such Business Day and that any Instructions received by it after the Close of Trading on any given Business Day will be transmitted to Fund Company on the next Business Day.  Trust Entity further certifies that all such Instructions received by it or its designee from a Client-shareholder by the Close of Trading on any Business Day will be delivered to Fund Company on such Business Day. Each Instruction shall be deemed to be accompanied by a representation by the Trust Entity that it has received proper authoriz ation from each person whose purchase, redemption, account transfer or exchange transaction is effected as a result of such Instruction.

2.

Compliance with the Investment Company Act of 1940.

(a) Trust Entity confirms that it will be considered the Fund Company’s agent for the sole purpose of receiving purchase and redemption orders from Client-shareholders and transmitting them to the Funds. Trust Entity may authorize such designees as it deems appropriate (“Designees”) to receive orders on the Fund Company’s behalf.  Trust Entity shall be liable to the Fund Company for each Designee’s compliance with applicable regulations, requirements and this Section 2 to the same extent as if Trust Entity itself had acted or failed to act instead of the Designee.

(b) Trust Entity certifies that it will at all times follow relevant rules, regulations and requirements in connection with the handling of orders for transactions in the Funds, including, without limitation:

(i)

Rule 22c-1(a) and other applicable rules under the Investment Company Act of 1940, as amended;

(ii)

the provisions of this Agreement; and

(iii)

the Prospectus;

(c)  Trust Entity further certifies that it:

(i)

has adopted and implemented and will monitor, on a continuous basis, its compliance with procedures reasonably designed to prevent violations of relevant law, regulation and Prospectus requirements with respect to, late trading, market timing and abusive trading practices;

(ii)

has determined that each Designee has adopted and implemented and will monitor, on a continuous basis, its compliance with its own internal procedures reasonably designed to prevent violations of relevant law, regulation and Prospectus requirements with respect to, late trading, market timing and abusive trading practices;

(iii)

upon request, will provide information and further certification to Fund Agent or its designee to verify compliance with this Section 2; and

(iv)

will cooperate in monitoring and enforcing the Fund Company’s market timing, late trading, and any redemption fee policies as set forth in the Prospectus and such other policies established by the Fund Company from time to time.

(d) Trust Entity agrees to provide the Fund Agent, upon written request, the taxpayer identification number ("TIN"), the Individual/International Taxpayer Identification Number ("ITIN"), or other government-issued identifier ("GII"), if known, of any or all Shareholder(s) and the amount, date, name or other identifier of any investment professional(s) associated with the Shareholder(s) (if known), and transaction type (purchase, redemption, transfer, or exchange) of every purchase, redemption, transfer, or exchange of Shares held through a Trust Entity Fund Account during the period covered by the request.

(i)

Requests must set forth a specific period, not to exceed one year from the date of the request, for which transaction information is sought.   A request may be ongoing and continuous (e.g., for each trading day throughout the year) or for specified periods of time.   The Fund Agent may request transaction information older than one year from the date of the request as it deems necessary to investigate compliance with policies established or utilized by the Fund Agent for the purpose of eliminating or reducing market timing and abusive trading practices.

(ii)

(a) Trust Entity agrees to provide, promptly upon request of the Fund Agent or its designee, the requested information specified in 2.d. If requested by the Fund Agent or its designee, Trust Entity agrees to use best efforts to determine promptly whether any specific person about whom it has received the identification and transaction information specified in 2.d is itself a financial intermediary ("indirect intermediary") and, upon further request of the Fund Agent or its designee, promptly either (i) provide (or arrange to have provided) the information set forth in 2.d for those shareholders who hold an account with an indirect intermediary; or (ii) restrict or prohibit the indirect intermediary from purchasing, in nominee name on behalf of other persons, securities issued by the Fund Agent. Trust Entity additionally agrees to inform t he Fund Agent whether it plans to perform (i) or (ii).  (b) Responses required by this paragraph must be communicated in writing and in a format mutually agreed upon by the parties; and (c) To the extent practicable, the format for any transaction information provided to the Fund Agent should be consistent with the DTCC Standardized Data Reporting Format.

 (iii)

The Fund Agent agrees not to use the Shareholder information received from Trust Entity pursuant to this Agreement for marketing or any other similar purpose without the prior written consent of Trust Entity.

(e)  Trust Entity agrees to execute written instructions from the Fund Agent to restrict or prohibit further purchases or exchanges of Shares by a Shareholder that has been identified by the Fund Agent as having engaged in transactions in the Fund’s Shares (directly or indirectly through a Trust Entity Fund Account) that violate policies established for the purpose of eliminating or reducing market timing and abusive trading practices.

(i)

Instructions to restrict or prohibit trading must include the TIN, ITIN, or GII, if known, and the specific restriction(s) to be executed.  If the TIN, ITIN, or GII is not known, the instructions must include an equivalent identifying number of the Shareholder(s) or the Trust Entity Fund Account (s) or other agreed upon information to which the instruction relates. (ii) Trust Entity agrees to execute instructions as soon as reasonably practicable, but not later than five business days after receipt of the instructions by the Trust Entity.

(iii)

Trust Entity must provide written confirmation to the Fund Agent that instructions have been executed.  Trust Entity agrees to provide confirmation as soon as reasonably practicable, but not later than ten business days after the instructions have been executed.

(f) For purposes of this Section 2.d and 2.e of the Agreement:

(i)

The term “Trust Entity Fund Account” means a direct or networked Shareholder account with the Fund Agent maintained by Trust Entity or an omnibus account with the Fund Agent maintained by Trust Entity.

(ii)

“Fund” includes JPMorgan Distribution Services, Inc., which is the Fund’s principal underwriter, the Fund’s transfer agent and the series of the trusts and corporation listed in the Agreement.

(iii)

The term “Shares” means the interests of Shareholders corresponding to the redeemable securities of record issued by the Fund under the Investment Company Act of 1940 that are held by or through a Trust Entity Fund Account.

(iv)

The term “Shareholder” means (i) the beneficial owner of Shares held by or through a Trust Entity Fund Account; (ii) a participant in an employee benefit plan owning Shares held by or through a Trust Entity Fund Account, notwithstanding that the employee benefit plan may be deemed to be the beneficial owner of Shares; and (iii) the holder of interests in a variable annuity or variable life insurance contract issued by Trust Entity owning Shares held by or through a Trust Entity Fund Account.

(i)

The term “written” and/or “in writing” includes electronic writings and facsimile transmissions.

(ii)

            The term “Trust Entity” shall mean a “financial intermediary” as defined in Rule 22c-2 of the Investment Company Act.

(iii)

            The term “purchase” does not include the automatic reinvestment of dividends.

(iv)

            The term “promptly” as used in d(ii)(a) shall mean as soon as practicable but in no event later than 10 business days from the Trust Entity’s receipt of the request for information form the Fund or its designee.

3.

Performance of Duties.  The Trust Entity shall perform any and all duties, functions, procedures and responsibilities assigned to it under this Agreement and as otherwise established by the DTCC.  The Trust Entity shall maintain facilities, equipment and skilled personnel sufficient to perform the foregoing activities and to otherwise comply with the terms of this Agreement.  The Trust Entity shall conduct each of the forgoing activities in a competent manner and in compliance with: (a) all applicable laws, rules and regulations, including DTCC rules and procedures relating to Fund/SERV; (b) the Prospectus; and (c) any provisions relating to Fund/SERV in any agreement between the Trust Entity and Fund Agent that would affect the Trust Entity’s duties and obligations pursuant to this Agreement.

4.

Accuracy of Information, Transmissions Through, and Access to, Fund/SERV.  Trade, registration, and if applicable, broker/dealer information provided by the Trust Entity to the Fund Agent through Fund/SERV and pursuant to this Agreement shall be accurate, complete and in the format prescribed by the DTCC.  All instructions by the Trust Entity regarding each Fund/SERV Account shall be true and correct and will have been duly authorized by the Client-shareholder.  The Trust Entity shall adopt, implement and maintain procedures reasonably designed to ensure the accuracy of all transmissions through Fund/SERV and to limit the access to, and the inputting of data into, Fund/SERV to persons specifically authorized by the Trust Entity.

5.

Information Relating to Fund/SERV Transactions.  For each Fund/SERV transaction, including transactions establishing a Client-shareholder account with the Fund Company, the Trust Entity shall provide the Funds and the Fund Agent with all information necessary or appropriate to establish and maintain each Fund/SERV transaction (and any subsequent changes to such information) which the Trust Entity hereby certifies is and shall remain true and correct. The Trust Entity shall maintain documents required by the Funds or by applicable law, rules or regulations to effect Fund/SERV transactions.

6.

As-Of Transactions.  Processing errors which result from any delay or error caused by the Trust Entity may be adjusted through Fund/SERV by the Trust Entity by the necessary transactions on an as-of basis and the cost to the Fund or Fund Agent of such transactions shall be borne by the Trust Entity; provided however, prior authorization must be obtained from the Fund Company if the transaction is back dated more than five days or to a previous calendar year.

7.

Trade Confirmation.  Any information provided by the Fund Company or the Fund Agent to the Trust Entity electronically through Fund/SERV and pursuant to this Agreement, shall satisfy the delivery obligations as outlined by SEC Rule 10b-10 and, as such, the Fund Company has the informed consent of the Trust Entity to suppress the delivery of this information using paper-media.  The Trust Entity will promptly verify the accuracy of confirmations of transactions and records received by the Fund Agent through Fund/SERV.

8.

Shareholder Reports and Other Documents; Solicitation of Proxies.  The Trust Entity shall timely deliver to each Client-shareholder all reports and other documents provided to it by the Funds or the Fund Agent as is required by applicable securities law and the Trust Entity Agreement with the Client-shareholder, provided that the Trust Entity has timely received copies of such reports and/or documents.  The Fund Company or the Fund Agent, and the Trust Entity shall cooperate with each other in the solicitation and voting of proxies on behalf of the Funds.

III.  INDEMNIFICATION

1.

Fund Agent.  The Fund Agent shall indemnify and hold harmless the Trust Entity, and each of the Trust Entity's divisions, subsidiaries, directors, officers, agents and employees of each of the foregoing (each an, "Indemnified Trust Entity Party"), against and from any and all demands, damages, liabilities, and losses, or any pending or completed actions, claims, suits, complaints, proceedings, or investigations (including reasonable attorneys fees and other costs, including all expenses of litigation or arbitration, judgments, fines or amounts paid in any settlement consented to by the Fund Agent) to which any of them may be or become subject to as a result or arising out of: (a) any negligent act or omission by the Fund Agent relating to Fund/SERV, except to the extent caused by the negligence or intentional misconduct of an Indemnified Trust Entity Party; (b) any breach of the Fund Agent’s representations o r warranties contained in this Agreement; or (c) the Fund Agent’s failure to comply with any of the terms of this Agreement.

2.

Trust Entity.  The Trust Entity shall indemnify and hold harmless the Fund Company, the Funds' custodian, the Funds' investment adviser, the Fund Agent, the Funds' transfer agent, each of their affiliated companies, and all of the divisions, subsidiaries, directors, trustees, officers, agents and employees of each of the foregoing (each an, "Indemnified Fund Party"), against and from any and all demands, damages, liabilities, and losses, or any pending or completed actions, claims, suits, complaints, proceedings, or investigations (including reasonable attorneys fees and other costs, including all expenses of litigation or arbitration, judgments, fines or amounts paid in any settlement consented to by the Trust Entity) to which any of them may be or become subject to as a result or arising out of: (a) any negligent act or omission by the Trust Entity, the Trust Entity's employees or agents relating to Fund/SERV, e xcept to the extent caused by the negligence or intentional misconduct of an Indemnified Fund Party; (b) any breach of the Trust Entity's representations or warranties in this Agreement; (c) the failure of the Trust Entity or the Trust Entity's agents or employees to comply with any of the terms of this Agreement; or (d) the Fund Agent’s acceptance of any transaction or account maintenance information from the Trust Entity through Fund/SERV including any fraudulent or unauthorized transaction by either the Trust Entity or the Client-shareholder.

3.

Notice and Opportunity to Defend.  If any action, suit, proceeding, or investigation is initiated, or any claim or demand is made, against any party indemnified hereto with respect to which such party ("Indemnified Party") may make a claim against any other party hereto ("Indemnifying Party") pursuant to the terms of this Agreement, then the Indemnified Party shall give prompt written notice of such action, suit, proceeding, investigation, claim or demand to the Indemnifying Party.  Thereafter, the Indemnifying Party shall have the opportunity, at its own expense and with its own counsel, to defend or settle such action, suit, proceeding, investigation, claim or demand; provided, however, that:  (a) the Indemnifying Party shall keep the Indemnified Party informed of all material developments and events relating to such action, suit, proceeding, investigation, claim or demand; (b) the Indemnifie d Party shall have the right to participate, at its own expense in the defense of such action, suit, proceeding, investigation, claim or demand and shall cooperate as reasonably requested by the Indemnifying Party in the defense thereof; and (c) the Indemnifying Party shall not settle such action, suit, proceeding, investigation, claim or demand without the prior written consent of the Indemnified Party, which consent shall not be unreasonably withheld.

IV.  MISCELLANEOUS

1.

Overpayments to the Trust Entity.  In the event any overpayment is made to the Trust Entity by the Fund Agent, the Trust Entity shall promptly repay such overpayment to the Fund Agent after the Trust Entity receives notice of such overpayment.

2.

Overpayments to the Fund Agent or Fund Company.  In the event any overpayment is made to the Fund Agent or Fund Company by the Trust Entity, the Fund Agent or Fund Company shall promptly repay such overpayment to the Trust Entity after the Fund Agent or Fund Company receives notice of such overpayment.

3.

Termination.  This Agreement shall continue in effect until terminated.  The Fund Agent or Trust Entity may terminate this Agreement at any time by 30 days’ advance written notice to the other party, but such termination shall not affect the payment or repayment of fees on transactions, if any, prior to the termination date.  Termination also will not affect the indemnities given under this Agreement.

4.

Amendment. This Agreement may be amended by the Fund Agent from time to time by the following procedure. The Fund Agent will mail a copy of the amendment to the Trust Entity's address, as shown on the signature page hereof.  If the Trust Entity does not object to the amendment within thirty (30) days after its receipt, the amendment will become part of the Agreement. The Trust Entity's objection must be in writing and be received by the Fund Agent within such thirty days.

5.

Conflicting Agreements.  Except with respect to the provisions of this Agreement contained in sub-paragraph 8 of this section, any understanding between the Fund Agent and the Trust Entity relating to Fund/SERV that is inconsistent with this Agreement shall be null and void.  Nothing contained in this Agreement, however, shall be construed to limit or restrict either party's compliance with any law, regulation or order to which the party is subject or to prevent the parties from supplementing this Agreement by agreeing to additional duties, obligations, representations, warranties and/or higher standards of care with respect thereto.

6.

Anti-Money Laundering Procedures.  Trust Entity represents that it has established an Anti-Money Laundering Program ("AML Program") that is designed to comply with applicable U.S. laws, regulations, and guidance, including rules of self-regulatory organizations, relating to the prevention of money laundering, terrorist financing, and related financial crimes.  Its AML Program includes written policies and procedures regarding the (i) verification of the identity of Client-shareholders and the source of Client-shareholders’ funds, and ii) reporting of any suspicious transactions in a Client-shareholder’s account. Trust Entity agrees to cooperate with the Fund Agent and/or Fund Company to satisfy their respective AML due diligence policies, which may include annual AML compliance certifications, periodic AML due diligence reviews and/or other requests deemed necessary to ensure its compliance w ith the AML regulations.  Trust Entity will (but only to the extent consistent with applicable law) take all steps necessary and appropriate to provide the Fund Company and/or the Fund Agent with any requested information about Client-shareholders and their Fund accounts in the event that the Fund Company and/or the Fund Agent shall request such information due to an inquiry or investigation by any law enforcement, regulatory, or administrative authority.

7.

Privacy.  (a) All information, including “nonpublic personal information” as that term in defined in Regulation S-P, relating to Client-shareholders are and shall remain the sole property of the Fund Company and the Trust Entity and shall not be disclosed to or used by the Fund Company, the Trust Entity, Fund Agent, or their affiliates for any purpose except in the performance of their respective duties and responsibilities under this Agreement and except for servicing and informational mailings relating to the Fund Company or as permitted by Rule 15 of Regulation S-P. Notwithstanding the foregoing, this Section 6 shall not prohibit the Trust Entity, the Fund Company, Fund Agent, or any of their affiliates from utilizing the names of Client-shareholders for any purpose if the names are obtained in any manner other than from Trust Entity pursuant to this Agreement.

(b) If applicable, Fund Agent will deliver the Funds’ privacy policy as required by Regulation S-P.

(c) The provisions of this Section 6 shall survive the termination of this Agreement.

8.

Use of Names.  Neither party shall use the name of the other party in any manner without the other party's written consent, except as required by any applicable federal or state law, rule or regulation, and except pursuant to any mutually agreed upon promotional programs.

9.

Assignment.  Neither the Fund Agent nor the Trust Entity may assign this Agreement (as that term is defined in the Investment Company Act of 1940, as amended) without the prior written consent of the other party, and any attempted assignment without such consent shall be null and void; provided, however, a change in control of either party shall not constitute an assignment of this Agreement.

10.

Law.  This Agreement shall be governed by and its provisions shall be construed in accordance with the laws of the State of New York.

11.

Severability.

If any provision of this Agreement is held to be invalid, the remaining provisions of the Agreement shall continue to be valid and enforceable.

12.

Notice.  Any notice or amendment required or permitted hereunder shall be in writing and shall be given by personal service, mail, facsimile or similar electronic means of delivery to the other party at the address set forth below (or such other address as the Fund Agent or the Trust Entity may specify by written notice to the other).  Notice shall be effective upon receipt if by mail, on the date of personal delivery (by private messenger, courier service or otherwise), or upon receipt of facsimile or similar electronic means of delivery, whichever occurs first.

13.

Waiver.  The failure of a party to insist upon strict adherence to any provision of this Agreement on any occasion shall not be considered a waiver nor shall it deprive such party of the right thereafter to insist upon strict adherence to that provision or any other provision of this Agreement.

14.

No Agency or Sale of Securities.  Except for the limited purpose of receiving orders for Share transactions from its customers as described in Section II of this Agreement,  neither party shall be authorized to act for or represent the other or in any way be deemed an agent or partner of the other.  The services contemplated by this Agreement do not constitute the sale of securities between the parties.

15.

Insurance.  At all times each party shall maintain insurance coverage that is reasonable and customary in light of all its responsibilities hereunder and under applicable law.  Such coverage shall insure for losses resulting from the criminal acts or errors and omissions of each party’s employees and agents.

IN WITNESS WHEREOF, the undersigned parties have caused this Agreement to be executed as of the date set forth below executed by JPMorgan Distribution Services, Inc. or as of the first date thereafter upon which Trust Entity executes any transaction, performs any service, or receives any payment pursuant hereto.

DTCC Number:  5599

JPMORGAN DISTRIBUTION SERVICES, INC.

Address:

By:  ____________________________

245 Park Avenue

Name: __________________________

New York, New York 10167

Title: ___________________________

Date: ___________________________

[TRUST ENTITY]

DTCC Number:_____________

_______________________________

(Name of Entity)

Address:

____________________________

By:_____________________________

____________________________

Name___________________________

Attn: _____________________

Title: ___________________________

Date: ___________________________

v.1.01132005